SERVICES AGREEMENT


          SERVICES AGREEMENT made this 26th day of March, 1985 between RIGHTIME ADMINISTRATORS, INC. (the "Administrator"), a Pennsylvania corporation and LINCOLN INVESTMENT PLANNING, INC. ("Lincoln"), a
Pennsylvania corporation.

                        W I T N E S S E T H

          WHEREAS, the Administrator has been organized to provide administrative services with regard to the day-to-day affairs of The Rightime Fund, Inc. (the "Fund"), a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and has been appointed by the Fund to provide such services; and

          WHEREAS, the Administrator desires to avail itself of the facilities available to Lincoln with respect to certain of these administrative services and to appoint Lincoln as its agent to perform these services; and

          WHEREAS, Lincoln is willing to furnish such administrative services on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


1. The Administrator hereby appoints Lincoln to administer certain of the affairs of the Fund for the period and on the terms set forth in this Agreement. Lincoln hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

2.      Lincoln shall provide the following services:

(a) Prepare for the Fund (or assist counsel and/or auditors in the preparation of) all required tax returns.

(b) Prepare for the Fund (or assist counsel and/or auditors in the preparation of) all proxy statements and reports to Fund shareholders and directors.

(c)      Respond to all inquiries or other
communications of shareholders and broker-dealers, if any, or, if any such inquiry or communication is more properly to be responded to by the Fund's transfer agent, custodian or accounting services agent, oversee their response thereto.

(d) Assist the Administrator in overseeing all relationships between the Fund and its custodian, transfer agent and accounting services agent, including the negotiation of agreements in relation thereto and the supervision of the performance of such agreements, as directed by the Administrator.

(e)      Perform all other functions which the
Administrator may from time to time request it to perform. The Administrator will provide Lincoln on Lincoln's request with any document, report, information, and certificate necessary to fulfill these responsibilities. The Administrator shall indemnify and hold Lincoln harmless from and against any and all loss, liability, and expense, including any legal expenses, arising from any error, omission, inaccuracy or other deficiency in any document, report, information, and certificate necessary to fulfill these responsibilities and provided by the Administrator, or in the failure of the Administrator to provide any portion of such or any such document, report, information or certificate.

3. The Administrator shall pay Lincoln a fee as shall be mutually agreed to by the parties pursuant to the attached Schedule of Fees.

4. Lincoln assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of mutual fund assets.

5. Lincoln shall not be liable for any error of judgment or mistake of law for any loss suffered by the Administrator in connection with the matters to which this Agreement relates, except a loss resulting from willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also employed by Lincoln, who may be or become an employee of and paid by the Administrator shall be deemed, when acting within the scope of his employment by Lincoln, to be acting in such employment solely for Lincoln and not as the Administrator's employee or agent.

6. The Administrator represents to Lincoln that it has been appointed by the Fund to perform the services called for hereunder by an Administration Agreement dated _____________, 1985, and that such Agreement empowers the Administrator to retain Lincoln, among others, to furnish such services. The Administrator further represents that under the Administration Agreement the Fund: (1) agrees to cooperate with others in the performance of such services; (2) agrees to indemnify others for liabilities incurred in providing such services which are not the result of such person's gross negligence, bad faith, or willful malfeasance; (3) authorizes the Administrator to select such persons as it deems qualified to provide such services subject to the ratification of the officers of the Fund; and (4) agrees to countersign each Agreement made by the Administrator to confirm that it is ratified in accordance with and is not inconsistent with the Administration Agreement.

7. The Administrator represents that the Fund has agreed to indemnify and hold the Administrator and Lincoln harmless from any and all loss, liability and expense, including any legal expenses, arising out of Lincoln's performance, or status, or any act or omission of Lincoln, unless such loss, liability or expense is due to the willful misfeasance, bad faith or gross negligence of Lincoln.

8. This Agreement shall continue in effect unless terminated by either party on not more than sixty (60) days nor less than thirty (30) days written notice to the other party.

9. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Lincoln who may also be a director, officer or employee of the Administrator to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of Lincoln to engage in any other business or to render services of any other kind to any other corporation, firm, individual or association.

10. This Agreement may be amended by mutual written consent.

11. This Agreement shall be governed by and considered in accordance with the laws of the Commonwealth of Pennsylvania.

12. During the term of this Agreement, the Administrator agrees to furnish to Lincoln at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature, or other material provided for distribution which refer in any way to Lincoln, prior to use thereof and not to use such material if Lincoln reasonably objects in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Administrator will continue to furnish to Lincoln copies of the above-mentioned materials which refer in any way to Lincoln. The Administrator shall furnish or otherwise make available to Lincoln such other information relating to the business affairs of the Administrator as Lincoln at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by this officers designated below as of the day and year first above written.

                              RIGHTIME ADMINISTRATORS, INC.

                              BY:David J. Rights
                                             President


[Corporate Seal]              ATTEST:Thomas Forst
                                             Secretary


                              LINCOLN INVESTMENT PLANNING, INC.


                              BY:Edward Forst, Jr. VP
                                             President


[Corporate Seal]              ATTEST:Rosemarie Way
                                             Secretary

                              COUNTERSIGNED:


                              THE RIGHTIME FUND, INC.


                              BY:David J. Rights
                                             President


[Corporate Seal]              ATTEST:Thomas Forst
                                             Secretary